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                                                                    EXHIBIT 5.1



                                 April 22, 1997



OM Group, Inc.
50 Public Square
3800 Terminal Tower
Cleveland, Ohio 44114-2204

Ladies and Gentlemen:

     We have acted as counsel to OM Group, Inc. (the "Company") in connection with its Registration Statement on Form S-3 ("Registration Statement") filed under the Securities Act of 1933, as amended, relating to 3,000,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares").

     In that connection we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including but not limited to the following documents:

(a)  the Amended and Restated Certificate of Incorporation of the Company; and

(b)  the Code of Regulations of the Company.

     Based upon the foregoing and such legal considerations as we have deemed relevant, we are of the opinion that:

(1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.


(2) The Shares, when issued, will be validly issued, fully paid and non-assessable.


     We hereby consent to the filing of this opinion with the Registration Statement and the use of our name therein.

                                            Respectfully submitted,


                                            /s/ Squire, Sanders & Dempsey L.L.P.